For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc. Announces
Acquisition of the Engine Controls Business of
BLD Products, Ltd.

New York, NY, April 27, 2011 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it has acquired the Engine Controls business of BLD Products, Ltd., a subsidiary of Qualitor Inc., for approximately $27 million. BLD has plants in Holland, Michigan and Ocala, Florida, and manufactures a range of products including fuel pressure regulators, air by-pass valves, idle air control valves, and PCV valves.

Revenue of BLD’s Engine Controls business was approximately $18 million in 2010, of which approximately 40% of the volume was sold to Standard, and the balance to others in the industry.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Mr. Lawrence I. Sills, Standard Motor Products’ Chairman and Chief Executive Officer, stated, “We are very pleased to announce this acquisition. BLD has been a valuable and high quality supplier to us for many years, and we welcome them into our family. The products involved represent a growing part of our Engine Management product line, and we feel it is strategically important to be a basic low cost manufacturer in these areas.

“Over the course of the year, we will be relocating the Holland, Michigan plant to our facilities in Reynosa, Mexico and Independence, Kansas, while the smaller Ocala facility, which manufactures PCV valves, will remain in place.

“We believe the acquisition will be accretive to earnings in year one, excluding one-time integration costs.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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